Exhibit 99.2

On December 16, 2004, 3Com Corporation held a public conference call and webcast to discuss the Company’s second quarter results for fiscal year 2005, outlook for the third quarter of fiscal 2005 and current corporate developments. A transcript of the call is set forth below and incorporated by reference into this filing.

Operator

 Good day, everyone. And welcome to this 3Com Q2 2005 quarterly conference call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to the Director of Investor Relations, Ms. Ciel Caldwell. Please go ahead.

 Ciel Caldwell  - 3Com Corporation - Director, IR

 Hello. This Ciel Caldwell, of 3Com Investor Relations. Here with me is Bruce Claflin, President and CEO; and Don Halsted, Executive Vice President and CFO. Today we will be commenting on 3Com’s performance in Q2 of fiscal 2005. Following prepared comments, we will hold a question-and-answer session.

As noted in the full text of our press release, Management’s comments on this conference call will contain forward-looking statements about various matters. Factors that could cause actual results to differ are set forth in the press release, which has been posted on 3Com’s Investor Relation’s website. For additional detail on these matters and other risks that could affect the Company, please refer to the Company’s annual report on Form 10-K for the fiscal year ended May 28th, 2004 filed with the Securities and Exchange Commission and in our quarterly report on Form 10-Q for the quarter ended August 27th, 2004 filed with the Securities and Exchange Commission. Earlier today, we issued a press release containing our financial results for Q2 of fiscal 2005. To elaborate on our Q2 performance, I will now turn the call over to our CFO, Don Halsted. Don?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Thank you, Ciel. I will now take you through our financial results for the second quarter of fiscal 2005. Revenue for the quarter was $151 million, including $138 million for sales of enterprise networking products and 13 million for sales of connectivity products. Total revenue declined 7% sequentially and 17% from the same quarter 1 year ago. On a regional basis, the decline in worldwide revenue was driven primarily by the Americas region, which experienced a 21% revenue decrease sequentially. Within the Americas, however, Latin America grew 19% over the previous quarter, driven by strong project business, while North America declined 29%. In Asia-Pacific, revenue declined 5% over the prior quarter, whereas Europe, Middle East, and Africa grew by 8% sequentially, recovering somewhat from the seasonally slow Q1. On a product basis, worldwide revenue from enterprise networking products decreased 6% sequentially, primarily reflecting a decline in the sales of our 10/100 switching products. This decline was partially offset by increased sales for unmanaged small business and router products. Revenue from connectivity products decreased 15% sequentially, due to continuing expected transition of these products to other form factors and technologies.

Compared to the second quarter of fiscal 2004, worldwide revenue from enterprise networking products decreased 11%, while revenue from connectivity products decreased 52%. Gross margin for the current quarter was 35%, a decrease of 3 percentage points on a sequential basis, but up 4 percentage points from the second quarter of fiscal 2004. The significant factors in the sequential decrease were competitive price pressures, particularly in the 10/100 and Gigabit switching markets, transition costs associated with our new customer service partnership with Siemens Business Services that was announced during the quarter, and lower sales volumes. These decreases were partially offset by lower product manufacturing and warranty costs. Total operating expenses for the current quarter were $103 million, including restructuring charges of 4 million and amortization of intangible assets of 2 million. The current quarter restructuring charges include costs related to vacated leased offices and employee severance. Sales and marketing, research and development, and general and administrative expenses totalled 96 million, an increase of $3 million sequentially. The primary reason for this increase was additional investment in marketing programs focused primarily in the 10/100 switching market. In addition, we held our annual international partner and sales training events in the current quarter, along with a major launch of a high end switch from the Huawei, 3Com joint venture. Compared to the second quarter of fiscal 2004, these operating expenses declined about 16 million, or 14%, reflecting the impact of the restructuring and other cost reduction actions that we have taken in previous periods. The number of full-time employees at the end of the quarter was approximately 1,825, as compared to 1,840 at the end of the previous quarter.

Our operating loss for the current quarter was $50 million. This represents an increase of $15 million from the operating loss of 35 million reported for the previous quarter, and is attributable, primarily, to lower sales and the associated impacts on gross margin, as well as the additional investment in marketing programs mentioned above. Compared to the second quarter of fiscal 2004, the operating loss was reduced by $65 million. $54 million of this loss reduction is due to lower restructuring charges and the balance primarily reflects the accumulative effect of lower product manufacturing costs which have resulted in higher gross margins as a percentage of sales and lower operating expenses. Interest and other income, net, was $5 million, an increase of 4 million over the prior quarter. Approximately 1 million of this increase was the result of slightly higher yields on our investment portfolio and reduced foreign exchange losses. In addition, the prior quarter was impacted by a $2 million provision for value-added tax, resulting from an unfavorable tax ruling.

In the current quarter, the income tax provision was $1 million. In the current quarter we recorded a loss of $2 million as our portion of the loss of the unconsolidated Huawei, 3Com joint venture in their calendar third quarter. During their calendar third quarter, ended September 30th, the third full quarter of operations, the Huawei, 3Com joint venture grew its revenues to $66 million, an increase of 5% sequentially, and bringing the calendar year-to-date total to $175 million. Reported gross margin for the quarter was 40%, and the net loss was $5 million, including approximately 8 million of amortization of intangible assets. We’ve added a table at end of the earnings release that summarizes previously disclosed data for the Huawei, 3Com joint venture along with the current quarter results. Returning to 3Com’s results, the net loss for the current quarter was $49 million, or approximately 13 cents a share. The weighted average number of shares outstanding during the quarter was 379 million shares, a net decrease of 9 million shares from the prior quarter level of 388 million. The decrease in the share count reflects a full-quarter effect of our repurchase of 15 million shares in Q1, partially offset by the issuance of 1 million shares pursuant to employee stock plans during Q2. There were 56 million stock options outstanding at the end of the Q2, compared to 58 million at the end of the previous quarter.

Total cash, cash equivalents, and short-term investments, were $1.274 billion, a net increase of $10 million from the balance at the end of the previous quarter. The net change is comprised of an increase in cash and cash equivalents of $19 million, offset by a decrease in short-term investments of 9 million. The components of the increase in cash and cash equivalents are as follows — 1, cash used in operations was $21 million, including approximately 4 million for restructuring-related payments. 2, cash provided by investing activities was 36 million, driven largely by proceeds of approximately $37 million from the sale of our Dublin facility. There were no stock repurchases in Q2. We have $27 million in stock repurchase authorizations remaining. And 3, cash provided by financing activities was 4 million, primarily consisting of proceeds from the issuance of stock pursuant to our employee stock plans.

My remaining comments will include forward-looking statements about various matters pertaining to fiscal 2005. Please refer to the Safe Harbor language in the earnings release available on our website for factors that could cause actual results to vary. On Monday, we announced the definitive agreement to acquire TippingPoint Technologies, Inc. The acquisition is scheduled to close near the end of our fiscal third quarter, therefore, all forward-looking statement guidance exclude the impact of the acquisition. The cash impact of the acquisition at closing is expected to be in the range of 345 to $370 million, depending upon the final number of shares outstanding at the closing. In Q3 we expect revenues from desktop, mobile, and server connectivity products to decline sequentially between 15 and 25%. This decline should be offset by modest sequential growth in revenues from enterprise networking products. Overall, we expect total Company revenues be approximately flat sequentially. Q3, we expect gross margins to be approximately 35%. And in Q3 we expect to operate with sales and marketing, research and development, and general administrative expenses in the mid-90 millions. For planning purposes, our Q3 earnings release is scheduled for Thursday, March 17th, 2005. This concludes my remarks. I’ll now turn the call over to Bruce.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Thanks, Don. And good afternoon. Let me give my perspective on why we fell short of our plans, what we’re doing about it, and how it effects our long-term strategy. Most of our shortfall can be traced to one product line, 10/100 switching and one geography, North America. Unit growth in the 10/100 switching market is moderating, and products in this space, especially Layer-2 enabled, are less differentiated than in the past. As a result, competitors are increasingly using price-related actions to drive demand. This was particularly true this past quarter, and we responded with lower prices, increased promotions, and the introduction of advance hardware replacement in addition to our limited lifetime warranties, all of which put pressure on our Q2 performance. While the 10/100 price pressure exists in all geographies, it was particularly acute in North America.

In addition, 2 other factors affected our business in this geography. As you know, K through 12 education is a very large market for 3Com. One major source of funds that schools use to buy technology are the U.S. Government’s E-Rate initiative. This program funnels millions of dollars a year to schools to buy IT products, but all E-Rate funding was put on hold by the government, as they investigated issues in how the program is administered. The effect was to cause schools to delay purchases until such time as E-Rate funding restarts. The second factor relates to changes made in our channel programs. At the start of the quarter we began requalifying our VAR partners within our gold, silver and bronze classifications, as part of an effort to realign our channel structure to support small businesses all the way up through large enterprises. The programs, as initially rolled out were disruptive to some channel partners. They were modified during the course of the quarter to accommodate the concerns, while still keeping the thrust of the realignment intact. But the disruption that occurred during this time impacted our Q2 revenues. There was no impact outside of North America, since we deferred making changes elsewhere, pending the results of our North American experience.

While Q2 performance was disappointing, there were several positive actions which reaffirmed our strength in the SMB market, while building our capabilities as an enterprise supplier. In the small business market, our data product line, principally the Office Connect brand, had solid sequential increases in revenue. In addition, our newly announced V3000 Voice over IP solution, specifically targeted to the small business, had very strong initial demand. These results validate that our product position into this market, enterprise solutions for the small business, meets the needs of this segment.

Let me turn to the enterprise market. In Q2 we made a number of announcements to bolster our capabilities. We announced our new 8800 modular switching family, featuring a Terabit capacity back plane, this product is a leader in both performance and price performance. This is the first jointly designed product to come out of the Huawei, 3Com joint venture, and in combination with our 7700 and 3870 family of switches, we have 10 Gig capability to service all size customers from the edge to the core. On October 4th, we also announced our partnership with Siemens Business Services to provide best in class service offerings on a global basis for enterprise customers. With this new partnership, we can offer a range of support choices for our customers, including 2 and 4-hour same-business-day hardware replacement with on-site assist, as well as expanding our languages and hours of coverage for technical support.

In the area of voice, we are making good progress. Our convergence application suite won Best of Show at the Fall 2004 Internet Telephony Conference and Expo, and was cited as the quote, killer app for IP telephony. But in addition to accolades, we are also winning business. Tresnet AB, a Swedish company signed an initial $1.9 million contract for VCX to supply IP telephony voice systems in the Stockholm region. We have also installed a VCX voice and messaging infrastructure for a new building on the campus of the University of Florence supporting 750 users with a potential to expand to 5,000 users as the university displaces their TDM PBXs. In Latin America, the Mexican congress awarded 3Com a $1.3 million order for VCX. This 2-phase deal will grow to 8,000 phones with advanced VCX software applications such as auto-attendant and call routing, as well as professional services bundled around the implementation. In the U.S., we continued to grow our VCX system at Birmingham, Michigan public schools, now encompassing 11 buildings and 700-plus seats of telephony and messaging, roughly halfway through their conversion. And we just received an award from the U.S. Coast Guard to deploy our open architecture IP telephony and advanced applications in their network, complimenting the existing 3Com IP telephony system supporting their national response center. These and other successes have enabled 3Com to grow to over 17,000 IP telephony systems deployed.

Finally, I want to comment on the acquisition of TippingPoint. TippingPoint is a leading provider of network-based intrusion prevention systems. TippingPoint’s products deliver in-depth application and infrastructure protection, as well as performance protection for enterprises and service providers. Their most recent quarter’s performance of $9.7 million represents a sequential revenue increase of 45% and an annualized growth of 360%. Their gross margins are a very healthy 70%. Additionally, they have been winning Blue Chip, Fortune 1000 customers with very high repurchase rates as their product is put into production. As proof of how well customers view solutions from TippingPoint, earlier this week Information Security magazine named TippingPoint its IPS product of the year. This award was based on a broad survey of 416 information security managers working at 273 companies, who rated TippingPoint superior to all other solutions, including those from Symantec and McAfee.

We can bring value to TippingPoint in several ways. First, we will help them scale in the international markets, where today they have little presence. We will also help them win multi-national customers who demand a supplier with a global footprint. We will be able to expand their channel reach by leveraging existing 3Com channels that a network-based security practice. Over time, we will develop products targeting the SMB market, as well as imbed their technology directly into infrastructure products from 3Com. And we will develop service offerings to help customers plan for and deploy security products. TippingPoint brings a number of benefits to 3Com. We will cross sell into their customer base, many of whom are target customers for 3Com’s growing enterprise product line. Their technologies are uniquely qualified to sell into a converged voice and data environment, allowing us to design a 5-nines reliable Voice over IP and security solution for enterprise customers. We believe there are few, if any other vendors, that could make this claim.

Industry analysts realize the potential this combination can give to our customers. For example, Jason Wright of Frost and Sullivan said, quote, I’m a big fan of TippingPoint as a company and a technology. The company captured a lot of market share from larger stand-alone security vendors and networking providers that offer embedded security. This is a good move for 3Com, unquote. Jon Oltsik, who is with Enterprise Systems Group said, quote, This acquisition is a good move for 3Com. It diversifies the product line into a burgeoning area and strengthens enterprise portfolio at a time when ESG anticipates a lot of transition in network infrastructure, end quote.

Let me end by reminding you of the vision we laid out for this Company roughly 2 years ago. We said that 3Com intended to be the leading provider of secure converged network solutions for small, medium, and large enterprises. Over that time we have made enormous progress building out our offerings, and with the acquisition of TippingPoint, we’ll have an extensive and competitive line of products meet the needs of enterprises of all sizes. As our portfolio of products and solutions is filled in, our focus increasingly turns to our customer-facing capabilities — sales, marketing, and service. As mentioned, we have substantially increased our service capabilities and can now meet the most demanding of customer needs. We’re adding sales and technical support people across our geographies and are increasing our marketing investments as well. Our front-log of customer opportunities is growing, both in number and in value. And with the acquisition of TippingPoint, we expect to have a leadership position in the fastest growing segment of the security market.

In my opening sentence, I said I would describe how the past quarter affected our long-term strategy. The short answer is not at all. We are fully committed to this strategy and have the resources and capabilities to execute it. As it gains traction in the marketplace, we have the potential to create a growing, vibrant Company that delivers strong financial returns for investors. This ends my formal comments. Don and I would now be pleased to take your questions. Operator?

Q U E S T I O N  A N D  A N S W E R

Operator

 Thanks. To ask a question, please press the star key, followed by the digit 1 on your touch-tone telephone. Also, if you’re listening on a speaker phone, you may want to disengage your mute button to allow your signal to reach our equipment. So once again, that’s star, 1. And we’ll take our first question from Jiong Shao with Lehman Brothers. Go ahead, please.

 Jiong Shao  - Lehman Brothers - Analyst

 Thank you very much. I have a few questions. The first question is about the JV with Huawei. Could you tell us what was revenue, the recent revenue from the JV products? And also for the third quarter, the JV total revenue only grew 5%. That seems to be a pretty sharp deceleration from the 50% sequential growth you saw in the June quarter. So I was wondering, do you have any comments there?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Yes, this is Don. I will take that question. In answer to the first question, the JV co-products revenue was about $5 million in the second quarter. And then regarding the second question, one second, the — one moment. Regarding the second question on the revenue, the revenue was $66 million, was about a 5% growth sequentially, bringing the total to $175 million. And you’re right, that growth rate slowed, and that was primarily attributable to both increased competition in the Chinese marketplace, and also we have not yet seen the growth outside of China, which as we look at some of the new products that we have announced, like the 8800 product, that may end up changing.

 Jiong Shao  - Lehman Brothers - Analyst

 Okay. Okay. My, my second question is about the acquisition of TippingPoint. I just want to get a bit better understanding on the, sort of, the valuation metrics. The — if you — the acquisition price is about $470 million, if you — I’m sure you have done the return of equity or investment analysis — if you used, like, 10%, for example, that would mean at some point you would expect to get a $40 million in income from TippingPoint, or from TippingPoint’s products for you. So I was wondering, have you done something similar? And if you have, what’s, sort of, time line we should be expecting to you reach that point?

 Don Halsted  - 3Com Corporation - EVP & CFO

 First, we looked at the valuation of TippingPoint on a stand-alone basis.

 Jiong Shao  - Lehman Brothers - Analyst

 Okay.

 Don Halsted  - 3Com Corporation - EVP & CFO

 And we did perform discounted cash flows analyses, we looked at the industry views and multiples, and we concluded that on a stand-alone basis, the acquisition of TippingPoint at this price was a good investment. To validate our internal due diligence, we used investment bankers as advisors and got a fairness opinion. Beyond that, when we looked at the financial benefits related to the synergies that could be attained through this transaction, the growth opportunities are conservatively expected through merging the 2 companies will add significant value to 3Com.

 Jiong Shao  - Lehman Brothers - Analyst

 Okay. Okay. But you don’t — you’re not ready to provide any kind of time line to say, you know, at what point we would be expecting the 40, 50 million net income from TippingPoint?

 Don Halsted  - 3Com Corporation - EVP & CFO

 No, I’m not going to provide the specific guidance. Frankly, that goes beyond the current quarter.

 Jiong Shao  - Lehman Brothers - Analyst

 Okay. Okay. My, my last question is about the — your operational focus going forward. I was wondering is that going to be on the joint venture or is that going to be on TippingPoint? Do you feel that you have enough resources to focus on both fronts?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yes, absolutely. The joint venture, in terms of how we interact with it, is largely through our product management teams who work in terms of requirements, and then as products are developed, we work with our sales teams to sell them and support them. For TippingPoint, TippingPoint will remain essentially as an independent business, a division of 3Com. They will maintain their sales force and be the securities specialist, selling for 3Com in the combined company. And we’ll, obviously, engage in cross-selling opportunities. But we have no plans to try and merge their sales force and turn them into switching sales people any more than we have plans to try and take the traditional 3Com rep and turn them into security experts. So in that regard, they’re a bolt-on addition to our sales force and do not require any restructuring or difficult integration practices.

 Jiong Shao  - Lehman Brothers - Analyst

 Okay. Great. Thanks, guys.

Operator

 We’ll now go to Todd Smith with Americas Growth Capital. Go ahead, please.

 Todd Smith  - Americas Growth Capital - Analyst

 Hi, Bruce. Hi, Don. Had a question, you had talked about in the past, you know, preserving some of that cash for use, you know, to buy the 2%. I guess that comes up in about a year. Is that still the plan?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Sure. I want to be careful. We say the plan. We have the right, but not obligation to buy an additional 2% at the second anniversary of the venture, which would be November a year.

 Todd Smith  - Americas Growth Capital - Analyst

 Okay.

 Bruce Claflin  - 3Com Corporation - President & CEO

 And we, and we have a price not to exceed, I believe it’s 20 —

 Don Halsted  - 3Com Corporation - EVP & CFO

 28.

 Bruce Claflin  - 3Com Corporation - President & CEO

 — $28 million. So that’s the terms of the agreement. So whether we will do it or not will depend, of course, on how we believe the venture is going, and whether the investment is worth the extra 2%. And, again, that’s a not to exceed price, so I just want to make sure you’re clear on that.

 Todd Smith  - Americas Growth Capital - Analyst

 Right, okay. So had there been — well, I guess, I guess the other question would be what percent of, you know, of revenues is the 10 by, you know, fast ethernet, Layer-2 switching for you guys? I mean at what point does that — I mean, should we relegate that to almost legacy status, giving, kind of, the commoditization in that market and the pricing?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yeah, let me answer the second part of that, and the answer is no. Frankly, I don’t have the exact figure what percent of our business it is, but it is a high percent. It’s not trivial. Secondly, it is a business that I believe can be a growth business, although I have no illusions that it will be a high growth. And third, you can’t just think of 10/100 in isolation because there’s 10/100 Layer-2 and Layer-3. There’s also Gigabit, Layer-2 and Layer-3. And so when I look at the aggregate of Layer-2, Layer-3 10/100 1 Gig, that aggregate for the market is still going to grow about 6%. And much of our strategy will be to try and drive the Gigabit growth and increasingly move customers to Gigabit while, of course, preserving the 10/100 business for those customers who won’t move. But the focus will be preserve the downside in the Layer-2 — Layer-2 10-100 and move customers up to Layer-3 and up to Gigabit as rapidly as possible.

 Todd Smith  - Americas Growth Capital - Analyst

 Okay. Great. Thanks.

Operator

 We’ll now go to William Becklean with Oppenheimer. Go ahead, please.

 William Becklean  - Oppenheimer - Analyst

 Yes, thanks very much. Hi, Bruce.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Hi, Bill.

 William Becklean  - Oppenheimer - Analyst

 Could you talk a little bit about your success in lining enterprise system integrators to go along with EDS? And talk a little bit about how the EDS relationship is progressing?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yes. And actually, I’ll take it in reverse order because it will explain, I think, to give you a background. We began pursuing a whole set of channels that we had typically not been in over a year ago. These were channels capable of selling a larger, more complex solution to a mid-to-large sized enterprise. And one of the first companies that we made any public announcements about was EDS, based upon agreements signed between the senior management of the 2 companies. That work, then, was the beginning of a whole set of efforts to get EDS in a position where our products were fully qualified, supportive, and would be sold by them. And that process, as you know, from our past earnings calls, has taken a very, very long time. We have completed testing of the switching products that were put in, and with very minor exceptions where we’re doing product refreshes, we have now satisfied their needs. The next stage is to build out templates and to go to market. And, as you will tell from the many times I’ve talked about this on our earnings call, it is taking a very long time. As a result, we’ve made the decision to do 2 things differently. First is, we are typically pursuing these types of channels, not only with a tops-down engagement between senior management, but a bottoms-up engagement with customer opportunities. And as a result, we don’t intend to announce any other major systems integrators or other channel of that type until we have not only received all of the agreements at the senior level, but we actually have customer wins together that are reference-able. So I give you that backdrop because I have no new ones to announce today, but I did not want you to think that meant we were not making traction. What it means is we’ve set a very different standard for our level of disclosure.

 William Becklean  - Oppenheimer - Analyst

 Okay. Thanks. Are you having any success with your SME market with the new Huawei products? And could you talk about both the switch and the router within — in that respect?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yes. In the Huawei products, more often than not are to the emmy (ph) market, they’re really not small, so just draw that distinction. We typically have had success with them in the traditional 3Com accounts. We’ve had success in education. For example, we just completed an installation of over a thousand routers in Australia Queensland Education. That is an account which we actually had core builder and pass builder several years ago, had not had any relations with them because we didn’t have this class of product. And now with the announcement of the joint venture products, we’re able to go back into this account, and as I said, we have received the order and, in fact, deployed most, if not all of a thousand routers. And that’s indicative of where we tend to be successful with JV-co, as well, it’s the traditional, mid-size 3Com customer, government, education, and medical.

 William Becklean  - Oppenheimer - Analyst

 Thanks, Bruce.

Operator

 We’ll now go to Brian Murakami with RBC Capital Markets. Go ahead, please.

 Mark Sue  - RBC Capital Markets - Analyst

 Hi, it’s actually Mark Sue. Bruce, 3Com’s revenue forecasting has been somewhat bumpy. You guided for revenues to be flat. Why would it the enterprise network products decline sequentially? If you could just comment on your level of conviction that the segment will grow. What’s changed? Is it the backlog level or the channel inventory’s lower? If you could just comment on that.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yes, and you were very charitable with your description about our forecasting. Our revenue has been uncertain. We knew going into this quarter that the — one of the risks was our 10/100 business because it had been declining in the prior quarter and we had featured it on our earnings call. And, obviously, we didn’t get it turned around. So then, you go back to the factors that effected 10/100. We do believe that E-Rate funding is likely to be restored this quarter. There has been progress on that front within the U.S. government. That would obviously help us. Second, many actions that we took to mitigate the risk we saw in the quarter were taken midway to the end of the second month. And we believe, to the degree that they have made us more competitive, we should see the effects of that in the coming quarter. But more importantly, we have to get the other parts of our business growing. And we’ve made some progress there. Our 8800 launch is very exciting for us. Now I caution you, the 8800 will not ship in volume until after our Q3. But the 8800 is an unquestioned superior product to the Cisco Catalyst product line, specifically the 6500. And we now own the high end in terms of performance. As an example, Catalyst 6500 back plane is 560 Gigabytes per second. We’re 1.44 terabytes per second with or without resilient factors. What this means is we have 2.5 times greater performance potential with our switch. We have 1.3 times greater performance in the area of switch fabric capacity. And I could go on and on. We now have undisputed, high-end, modular product that is highly competitive. And with that, it gives us a full product line for the enterprise, which in turn allows us to sell more complete solutions. This is more attractive to our partner base, back to Bill’s question about recruiting, and it obviously is creating more end-user interest in our products. So we believe the 8800 and the associated drag from other 3Com products will help us, particularly in the second half of this year. And then lastly, we are making progress recruiting channels. And while we are not in the position to do a disclosure and announcement today, I believe that we will be able to show increased sales from higher-end systems integrators and partners in the second half of this year. So this is a long answer. The short version is, we think we’ve taken actions to mitigate the down side. And we have a variety of actions we think should help improve sales on the upside. And the last thing is you’ll recall in my prepared comments, I talked a fair amount about voice and specifically VCX. And I hope it is not lost on everyone that we are now getting traction with this product line. And that this is the first time I’ve announced specific customer wins, and they were more than one, and they were of some size and consequence. That’s another reason for a belief that we should be able to reverse the declines that we saw.

 Mark Sue  - RBC Capital Markets - Analyst

 Got it. And then Bruce, separately it, sounds like you’re not done shopping, if I, kind of, look — read into your commentary. Do we integrate TippingPoint, or are you still looking at others at this stage? What’s the timing for further acquisitions?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Well, you know this is a completely loaded question, because you want a binary answer when one does not exist. If I tell you we’re done looking, then I cut off all strategic choices for me for a long period of time. And if I say, well, we have the option open, you’re then going to follow it up with, well, what are you going to do and how much are you going to spend. So I’m going to walk right down the middle. We continue to look at companies that could augment our portfolio. If we believe there was a company that added value, that had good returns, could be integrated without excessive risk, given the other things that we’re doing, and it was within our capital structure to do, we’d do it. But I just gave you a pretty tough set of hurdle rates to go through as we would judge them.

 Mark Sue  - RBC Capital Markets - Analyst

 Got it. Fair enough. Thank you, and good luck, gentlemen.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Thanks.

Operator

 We have a question from Scott Coleman with Morgan Stanley. Go ahead, please.

 Scott Coleman  - Morgan Stanley - Analyst

 Hi. Thanks, guys. My question’s actually been answered.

 Bruce Claflin  - 3Com Corporation - President & CEO

 All right. Thanks, Scott.

Operator

 Thank you. We’ll move on to Erik Suppiger with Pacific Growth Equities. Go ahead, please.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Yes, first of all, I’m just curious, who do you think is taking some market share on the 10/100 in the 10/100 space? Would it be anybody outside of Cisco?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yes. I believe that today we’re probably losing share to a number of vendors. At the low end, I would expect companies like NetGear and D-Link, and at the high end, probably Cisco has taken some. And I think the issue in 10/100 is, is that there are low-end people coming in who are attacking essentially with a low price, typically going to target the SME space, and, of course, there is always competition at the high end. So I would say it’s bifurcated who the competitors are.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Do you see Hewlett-Packard making much inroads?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yes, at times. Based on the market data that that I see from third parties, we’ll sometimes see them have a good quarter, and then sometimes they fall back.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Okay. And you had given forecasts for the JV a little while ago. Is there any revisions to any of the forecasts?

 Bruce Claflin  - 3Com Corporation - President & CEO

 No.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Does that mean that you still expect the JV to achieve those levels, or is that just that you’re not going out with revised numbers?

 Bruce Claflin  - 3Com Corporation - President & CEO

 No, there’s no revision. We still expect that the revenue we projected of approximately 250 million for the calendar year will be achieved.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Okay. That’s 250 million in 2005, correct?

 Don Halsted  - 3Com Corporation - EVP & CFO

 No, that would —

 Bruce Claflin  - 3Com Corporation - President & CEO

 No.

 Don Halsted  - 3Com Corporation - EVP & CFO

 We projected for the joint venture back in January, projected it for their calendar 2004, that they’d have revenues in the range of $250 million, because they are on a calendar-year basis. So far the joint venture has about $175 million through the calendar third quarter. And our expectation is that they are still on track to meet the revenue guidance given in January, which was about $250 million for calendar 2004.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Okay. And you’re still comfortable with the numbers that you had given out for 2005?

 Don Halsted  - 3Com Corporation - EVP & CFO

 I’m right now going — not going extend any guidance beyond 2004.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Okay. And then finally, can you discuss when 3Com might reach break-even?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Yeah, let me, let me address that. The — in the last call that we had, I stated that profitability in the first quarter of fiscal 2006 was an appropriate objective. But based on our results in the second quarter, it’s unlikely that we’ll reach the goal in the first quarter of 2006. Getting 3Com to profitability, obviously, is a key goal, but I’m not going to give timing estimates out beyond that, beyond that time.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Can you discuss any cost-savings strategies, any further reductions on headcount or where you might be making changes?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Yes, I can. I am looking at reducing costs and expense, but I want to be clear on what we are not going to do. We’re not going to be cutting back in the aggregate on the customer-facing resources. In fact, we intend to make selective investments in this area to fix the problems we’ve had this year and to realize the potential of our enhanced product lines. I will look to reduce the indirect expenses to more than offset any incremental customer-facing investments.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 So that will hold OpEx fairly flat?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Well, in the guidance that we gave for the third quarter was in the same range as we have been.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Okay. Okay. That does it. Thank you very much.

Operator

 We’ll now go to Christin Armacost with SG Cowen. Go ahead, please.

 Christin Armacost  - SG Cowen - Analyst

 Thank you. 2 questions. First, the 10 — following up on the 10/100, you said it was a high or material percentage of your business. Is that 30%, 60%?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Yes, it’s a little less than half.

 Christin Armacost  - SG Cowen - Analyst

 Okay. Thank you. And then also, could you — you talk about the success you’re seeing in your Voice over IP solutions. Can you give us a sense of either the revenue trajectory or the growth rate that you have in that business?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yes. I want to be careful. As you recall what I said in my comments, the vast majority of those wins that I just described to you have not shipped for revenue credit yet. They are in our backlog, and will ship and begin to credit for revenue this quarter. And so part of my modestly bullish comments about voice is twofold. Our low-end V3000 was announced last quarter and really began shipping only at the very end of the quarter. And it was sold out. A very high initial demand and very high acceptance. And the second is that over the course of the quarter, we began getting orders for VCX, the high-end product on a global basis from substantial accounts. And those of you who followed us know that we initially brought this technology over from our former carrier division. We have spent the last year making it enterprise ready with enterprise features and capabilities. And it is now sufficiently robust that it is winning customers and we are building a backlog. So that is why I express, I think the words were, good progress with voice. But — so it was not based on voice performance in revenue in the last quarter. It was based on our growing backlog of customer wins.

 Christin Armacost  - SG Cowen - Analyst

 Okay. Thank you.

 Don Halsted  - 3Com Corporation - EVP & CFO

 And Bruce, I’d like to just make sure I was clear. My comment related on the revenue related to 10/100 plus Gigabit combined as the revenue flow. Because there’s, obviously, movement between those 2 groups of the same family.

 Christin Armacost  - SG Cowen - Analyst

 Wait, so you said 10/100 plus Gigabit is slightly under half of your revenue?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Yes, in the range of half for them combined.

 Christin Armacost  - SG Cowen - Analyst

 Okay.

Operator

 We have a question from Eric Buck with Janco Partners. Go ahead, please.

 Eric Buck  - Janco Partners - Analyst

 Yes, a couple things. First, on the E-Rate program, when did the funding actually initially get cut off there?

 Bruce Claflin  - 3Com Corporation - President & CEO

 I don’t know the exact date. I believe it was right around the beginning of the quarter. I honestly don’t know when it became cut off. And the question for us was when would it resume? It was essentially a moratorium. The program has not been disbanded. It was just, they were not disbursing funds until they cleared up what they believed were irregularities in how it was being administered. So one of our great problems was we didn’t know day from day from day when and if the funds would be freed up. So that was the issue that affected us. I just don’t recall when it started.

 Eric Buck  - Janco Partners - Analyst

 Okay. Question too, on 3Com product to — sold to the joint venture, has that become meaningful in any way as of yet? And how is that accounted for? Is that consolidated or — eliminated as a internal transaction or does it show up as sales?

 Don Halsted  - 3Com Corporation - EVP & CFO

 The — the — the products that we’re selling to the joint venture, which is really for their sale in Japan, Hong Kong and in China, is and and continues to be somewhat less than they — than the volume of the joint venture products that we are selling. And it basically shows up in our results when it has sold through to the joint venture.

 Bruce Claflin  - 3Com Corporation - President & CEO

 But we claim the revenue on an arm’s length transaction.

 Don Halsted  - 3Com Corporation - EVP & CFO

 Right.

 Bruce Claflin  - 3Com Corporation - President & CEO

 So there is an OEM revenue stream that we get as they, essentially, buy product for resell. We do not claim the revenues that they get, because those are, of course, on the joint venture’s books and we only consolidate to our P&L our share of the profit and loss.

 Eric Buck  - Janco Partners - Analyst

 Right. And you don’t book that until it’s actually sold to an end customer.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yes.

 Eric Buck  - Janco Partners - Analyst

 Okay. And at this point it’s less than the 5 million of joint venture product you’re selling here in the U.S.?

 Don Halsted  - 3Com Corporation - EVP & CFO

 That is correct.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Just a little.

 Eric Buck  - Janco Partners - Analyst

 And then, just, finally, just, kind of, getting back to the profitability questions, without giving a, you know, specific timeframe, I’d be interested in, kind of, what the strategy is to get you to profitability. Because, you know, it looks like it would take a pretty Herculean improvement, particularly given the recent record on the revenue line to get you to a break-even, given the current gross margins and what appear to be very high operating expenses, particularly relative to your peers. So, I’m just curious, what is the strategy to get you to profitability?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Let me take this at a high level. We’re going to work, basically, 4 vectors — revenue, mix, cost, and expense to get there. But within those 4, the highest focus is on revenue. And that’s why Don said that we would protect the customer-facing investments that we’re making. We’ve — we’ve billed out an incredible increase in product capabilities the last 2 years. The worst thing we could do now would be to short change the ability to sell them. And so we’re protecting that. And we’re doing it to drive growth. We also believe we can get improvements by mix. Obviously, as we sell higher-end products, they have far better gross margins than our lower-end products and that is a major part of what we intend to accomplish. Third, we believe there is continuing work that can and will be taken to take costs out, design costs in products, manufactured costs for moving to new releases, are all opportunities to take costs out, not to mention the non-manufacturing costs, transportation, warranty, et cetera. And all of those continue to be worked. And then the last is expense. And within our Company, we have protected and are growing customer-facing expenses, but all else is fair game. And we clearly will take action to bring down the expense profile in non-direct, revenue-generating areas as a part of our plan to get profitable. And I guess the last I’d add is that we’ll use our balance sheet to acquire high-growth companies with gross margins that are double the average of 3Com as another way to drive profitability in the Company.

 Eric Buck  - Janco Partners - Analyst

 Okay. So in terms of the expense reductions, is that — you’d see some of those on an absolute basis, or is it purely as a percentage of sales?

 Don Halsted  - 3Com Corporation - EVP & CFO

 In total, you will see over time, some on an absolute basis, but you’ll see it much more, much stronger when you look at the percentage basis.

 Eric Buck  - Janco Partners - Analyst

 Okay. So it sounds like the top line and the gross margin is the — where the bigger moves have to be made?

 Bruce Claflin  - 3Com Corporation - President & CEO

 If I had to rank them, I’d say — in order of impact to profitability — revenue, 1; mix, 2; expense,3; cost, 4.

 Eric Buck  - Janco Partners - Analyst

 Okay.

 Don Halsted  - 3Com Corporation - EVP & CFO

 I agree with that.

 Eric Buck  - Janco Partners - Analyst

 Thanks.

Operator

 We have a question from Manny Recarey with Kaufman Brothers. Go ahead, please.

 Manny Recarey  - Kaufman Brothers - Analyst

 Thanks. The follow-up on the profitability question, do you foresee having any more restructuring to help you reach profitability? And then the second question is, do you want to make any comments on what your, kind of, sales pipeline of backlog looks like?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Well, let me answer the first one. I expect that there will be some more restructuring as part of doing the, making the expense reductions that we just discussed. We do not yet have the precise plans, so I’m not going speculate on a total amount, but clearly, the charges will be a lot smaller than we’ve had in previous years, given the smaller overall population we have now.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Let me comment on the front-log of activity. The front log gets measure add lot of ways. Number of customers, size of deal, total value of deal, likelihood of closing, et cetera, and it’s all how we manage the forecast — not the forecasting so much as the sales process. In aggregate, the dollar value of the deals identified in our pipeline that we’re working is up, and up fairly substantially over where it was even 1 and 2 quarters ago. And that is one of the reasons for a belief that we can turn this business and get revenue growing. And so the principal thing I would point to that is meaningful for us is the dollar value of the total opportunity is up.

 Manny Recarey  - Kaufman Brothers - Analyst

 Okay. Thanks.

Operator

 We’ll now go to Raj Venkataraman with Goldman Capital. Go ahead, please.

 Raj Venkataraman  - Goldman Capital - Analyst

 Hi. I was wondering if you could detail, you talked about, you know, the revenue shortfall coming from the 10/100 product line, you talked about pricing pressure of the E-Rate on the channel. I guess the revenue shortfall was about something like 20, $25 million depending on the previous guidance. Can you, sort of, give us — give me a sense for how it breaks down between the 3? I’m just trying to get a sense of order of magnitude.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Yeah, just a comment, when we talk about the shortfalls, it’s always shortfall compared to what? When I was referring to shortfall, and Don did, it was shortfall compared to the prior quarter. So, just — just so we’re all calibrated when we give numbers and amounts.

 Raj Venkataraman  - Goldman Capital - Analyst

 Right.

 Bruce Claflin  - 3Com Corporation - President & CEO

 And now that I gave that, what was your question again? You’re trying to characterize?

 Raj Venkataraman  - Goldman Capital - Analyst

 Yeah, I mean, you talked about the shortfall can be traced to, you know, 3 things, pricing pressure, the E-Rate program and the channel changes that you made. So I’m just trying get a sense for which of these factors contributed how much.

 Bruce Claflin  - 3Com Corporation - President & CEO

 Oh. I don’t know how to — I don’t know how to put a specific number, but — unquestionably, price-related actions were the most important. And I say price-related, because I include warranty as another form of price. And I include promotions as another form of price. So if you look at all of those things, without question, that was the biggest factor.

 Raj Venkataraman  - Goldman Capital - Analyst

 So, presumably, the E-Rate program picked up back again, that’s not going to exactly turn around and contribute a whole lot of revenue?

 Bruce Claflin  - 3Com Corporation - President & CEO

 By itself, it will contribute revenue, and it will be meaningful in North America. But on a global basis, without question, the bigger issue is the overall pricing pressure.

 Raj Venkataraman  - Goldman Capital - Analyst

 Okay. Thank you.

Operator

 We’ll now go to Todd Smith with Americas Growth Capital. Go ahead, please.

 Todd Smith  - Americas Growth Capital - Analyst

 Hi. I just had a follow-up on a comment you made, Bruce, about, you know acquiring companies with double gross margins. You know, if you look at, you backed off the Q1 ‘06, you know, profitability, you know, the synergies work on TippingPoint. I mean, can that contribute enough to possibly get there? You know, let’s say the synergies work and do you, like, you know, 30 million a quarter and TippingPoint is at, you know, would that be enough?

 Bruce Claflin  - 3Com Corporation - President & CEO

 In our modeling, we assume that TippingPoint, even under the most optimistic cases, would be an insufficient set of actions to get to profitability. Read that we have to get traction in our existing business, and we have to continue to focus on cost and expense. So while TippingPoint can become substantial to us and significant, none of our modeling work assumes that that is the answer to the issue.

 Todd Smith  - Americas Growth Capital - Analyst

 Okay. Great. Thanks.

Operator

 All right. We’ll now go to Eric Suppiger with Pacific Growth Equities. Go ahead, please.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Yes. I was just curious, what effect did the decline in the U.S. dollar have on the quarter?

 Don Halsted  - 3Com Corporation - EVP & CFO

 It was, actually, very, relatively minor effect on the quarter.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Do you do all of your sales in dollars in Europe?

 Don Halsted  - 3Com Corporation - EVP & CFO

 Generally, yes, primarily.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Okay. And then, just a point of clarification, you had mentioned earlier that slightly less than half of your business is 10/100 Gigabit. The other — what would be the other portion, predominantly?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Of all the rest of our business?

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Yes. What would be the biggest dollars after that?

 Bruce Claflin  - 3Com Corporation - President & CEO

 Well, I don’t have them in rank order, but it would include the connectivity business, which, you know, we’ve talked about is consciously being measured for decline, includes all of our voice business, it includes all of our SMB, you know, the low-end product line that I mentioned, there are high-end switches, as well, and then there’s services, and I’m sure I forgot something, wireless, if I didn’t say it earlier.

 Erik Suppiger  - Pacific Growth Equities - Analyst

 Okay. Very good. Thank you.

Operator

 We’ll take our final question from William Becklean with Oppenheimer. Go ahead, please.

 William Becklean  - Oppenheimer - Analyst

 Well, Bruce, I was going to ask you the question you just said you couldn’t ask, which was to rank order the other businesses, gross sizes. Can you take a shot at that?

 Bruce Claflin  - 3Com Corporation - President & CEO

 No, I really can’t, Bill. I just do not know. And you recall I just listed, I think, 6 different businesses.

 William Becklean  - Oppenheimer - Analyst

 Yes.

 Bruce Claflin  - 3Com Corporation - President & CEO

 We have typically not released the dollars of each sub-business inside the Company, since we report as a single segment.

 William Becklean  - Oppenheimer - Analyst

 Yes, I know. Okay. Thanks.

 Bruce Claflin  - 3Com Corporation - President & CEO

 All right. Operator?

Operator

 Yes. We have no further questions. I’ll turn the call back over to Mr. Claflin for any additional or closing remarks.

 Bruce Claflin  - 3Com Corporation - President & CEO

 There are no closing remarks, other than to say thank you for joining us. Obviously, there’s much happening at our Company. I hope the explanation on what we’re doing, in particular, in the TippingPoint acquisition is helpful. We’ll, of course, remain available to talk with our investors as interest comes up. And we look forward to talking with you on your next earnings call. So, thanks very much.

Operator

 Thank you. Again, that does conclude today’s conference call. We appreciate your participation and you may now disconnect.